Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198357, No. 333-207131 and No. 333-222808) and Form S-3 (No. 333-195783, No. 333-205168, No. 333-218517 and No. 333-222807) of Ekso Bionics Holdings, Inc., of our report dated March 14, 2017, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), and of our report dated March 14, 2017 (except for the effect of the material weakness described in the sixth paragraph of that report, as to which the date is December 27, 2017), with respect to the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) of Ekso Bionics Holdings, Inc., included in this Amendment No. 1 to the Annual Report on Form 10-K of Ekso Bionics Holdings, Inc. for the year ended December 31, 2016.

/s/ OUM & CO. LLP

San Francisco, California
December 27, 2017